Exhibit (m) (i) under Form N-1A
                                           Exhibit (1) under Item 601/Reg. S-K

                             CASH TRUST SERIES II
                                     PLAN

            This amended and restated Plan ("Plan") is adopted as of this 14th day of May, 2004 by the Board of Trustees of CASH TRUST SERIES II (the "Trust"), a Massachusetts business trust, with respect to certain portfolios of the Trust (the "Funds") as set forth in exhibits hereto.

1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended ("Act"), so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of shares of the Funds ("Shares").

2. This Plan is designed to finance activities of Federated Securities Corp. ("FSC") principally intended to result in the sale of Shares to include: (a) providing incentive compensation to financial institutions ("Financial Institutions") to sell Shares and (b) advertising and marketing of Shares including preparing, printing and distributing prospectuses and sales literature to prospective shareholders and Financial Institutions. The Plan is also designed to cover the costs of administrative services performed in conjunction with the sale of Shares, which may include, but are not limited to, shareholder services, recordkeeping services and educational services, as well as the costs of implementing and operating the Plan.

3. FSC will pay Financial Institutions a fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees paid or reimbursed to FSC by the Trust shall be determined from time to time by the Trust's Board of Trustees with respect to the Funds as set forth on the applicable exhibit; In addition, FSC, in its sole discretion, may pay Financial Institutions fees in excess of the maximum amounts permitted hereunder from any source available to it which fees, if paid, shall not be reimbursed by the Trust.

4. Any payment made by FSC to Financial Institutions which is paid or reimbursed by the Trust will be made by FSC pursuant to the "Distributor's Contract" and to an agreement entered into by FSC and the Financial Institution ("Financial Institution Agreement") which are related documents to the Plan.

5. FSC has the right (i) to select, in its sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Financial Institution Agreement.

6. Quarterly in each year that this Plan remains in effect, FSC shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

7. This Plan shall become effective with respect to each Fund (i) after approval by majority votes of (a) the Trust's Board of Trustees; (b) the Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any related documents to the Plan ("Disinterested Trustees") , cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Fund, as defined in Section 2(a)(42) of the Act and (ii) upon execution of an exhibit adopting this Plan with respect to such Fund.

8. This Plan shall remain in effect with respect to each Fund previously set forth on an exhibit, and any subsequent Fund added pursuant to an exhibit during the initial year of this Plan, for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Fund at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted by a Fund after the first annual approval by the Trustees as described above, this Plan will be effective as to that Fund upon execution of the applicable exhibit pursuant to the provisions of Paragraph 7(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

9. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

10. This Plan may not be amended in order to increase materially the costs which the Funds may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Funds as defined in Section 2(a)(42) of the Act.

11. This Plan may be terminated with respect to a particular Fund at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Fund as defined in Section 2(a)(42) of the Act; or (c) by FSC on 60 days notice to the particular Fund.

12. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

13. All agreements with any person relating to the implementation of this Plan, including, but not limited to Financial Institution Agreements, shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 11 herein.

14. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.



                            EXHIBIT A to the Plan

                             CASH TRUST SERIES II

                           Municipal Cash Series II
                           Treasury Cash Series II


            This Plan is adopted by Cash Trust Series II with respect to the Shares of the portfolios of the Trust set forth above (the "Funds") .

            The fees to be paid by FSC and reimbursed by the Funds shall not exceed 0.20 of 1% of the average aggregate net asset value of the Shares held during the month.

      Witness the due execution hereof this 1st day of June, 2004.



                                    CASH TRUST SERIES II

                                    By: /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title:  President